Exhibit 3.43

CERTIFICATE OF INCORPORATION
OF
GOLDEN BOY NUT CORPORATION
A DELAWARE CORPORATION
FIRST.    The name of the corporation is Golden Boy Nut Corporation (hereinafter, the “Corporation”).
SECOND.    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent is The Corporation Trust Company.
THIRD.    The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).
FOURTH.    The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.
FIFTH.    The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Sarah E. Lampe	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601
SIXTH.    To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this clause SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
SEVENTH.    The Corporation may, to the fullest extent permitted by the General Corporation Law, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 30th day of June, 2011.

/s/ Sarah E. Lampe
Sarah E. Lampe
Sole Incorporator